Exhibit 99.3

Netcapital Inc. Announces Closing of Public Offering

BOSTON, MA – July 24, 2023 / Netcapital Inc. (Nasdaq: NCPL, NCPLW) ("Netcapital" or the "Company"), a digital private capital markets ecosystem, today announced the closing of its previously announced public offering of 1,725,000 shares of its common stock at a public offering price of $0.70 per share, for gross proceeds of $1,207,500, before deducting underwriting discounts and offering expenses payable by the Company.

The Company intends to use the net proceeds from the offering for general corporate purposes, capital expenditures, working capital and general and administrative expenses.

ThinkEquity acted as sole book-running manager for the offering.

The offering was made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-267921), including a base prospectus, filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 18, 2022 and declared effective on October 26, 2022 (the “Registration Statement”), the preliminary prospectus filed with the SEC on July 19, 2023 (the “Preliminary Prospectus”), and the final prospectus supplement, dated July 19, 2023, filed with the SEC on July 21, 2023 (the “Final Prospectus”). The Registration Statement, the Preliminary Prospectus and the Final Prospectus are available on the SEC's website at http://www.sec.gov. Copies of the Final Prospectus and the accompanying prospectus relating to the offering may be obtained from ThinkEquity, 17 State Street, 41st Floor, New York, New York 10004.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Netcapital Inc.

Netcapital Inc. is a fintech company with a scalable technology platform that allows private companies to raise capital online and provides private equity investment opportunities to investors. The Company's consulting group, Netcapital Advisors, provides marketing and strategic advice and takes equity positions in select companies with disruptive technologies. The Netcapital funding portal is registered with the SEC and is a member of the Financial Industry Regulatory Authority (FINRA), a registered national securities association.

Forward-Looking Statements

This press release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms and similar expressions intended to identify forward-looking statements. These statements include statements related to the intended use of proceeds. The Company cautions readers that forward-looking statements are based on management’s expectations and assumptions as of the date of this news release and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to, risks related to prevailing market conditions, the impact of general economic, industry or political conditions in the United States, and the Company’s ability to satisfy customary closing conditions associated with the offering. Forward-looking statements reflect its analysis only on their stated date, and the Company undertakes no obligation to update or revise these statements except as may be required by law.

For Investor Relations Inquiries:

800-460-0815

ir@netcapital.com